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As filed with the Securities and Exchange Commission on May 5, 2004

Registration No. 333-[            ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FBL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Iowa	6311	42-1411715
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5400 University Avenue
West Des Moines, Iowa 50266
(515) 225-5400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stephen M. Morain, Esq.
FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, Iowa 50266
(515) 225-5410
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:
Donald J. Brown, Esq. Davis, Brown, Koehn, Sbors & Roberts, P.C. 2500 Financial Center Des Moines, Iowa 50309 (515) 288-2500	Robert A. Simons, Esq. FBL Financial Group, Inc. 5400 University Avenue West Des Moines, Iowa 50266 (515) 225-5410

        Approximate date of commencement of proposed exchange offer:    As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per note(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

5.85% Senior Notes due 2014	$75,000,000	100%	$75,000,000	$9,502.50

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 5, 2004

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

FBL FINANCIAL GROUP, INC.

OFFER TO EXCHANGE UP TO $75,000,000 PRINCIPAL AMOUNT OF 5.85% SENIOR NOTES DUE 2014 OF FBL FINANCIAL GROUP, INC. WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND ALL 5.85% SENIOR NOTES DUE 2014 OF FBL FINANCIAL GROUP, INC.

        FBL Financial Group, Inc. (hereinafter, "FBL Financial," "we," "our" or "us") is offering to exchange our 5.85% Senior Notes Due 2014 which have been registered under the Securities Act of 1933 as amended (the "Securities Act"), or the "exchange notes," for our currently outstanding 5.85% Senior Notes Due 2014, or the "outstanding notes." The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes, and will be issued under the same indenture.

        We will exchange an equal principal amount of exchange notes for all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires. The exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended. We do not currently intend to extend the exchange offer.

        You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

        The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes.

        FBL Financial will not receive any proceeds from the exchange offer.

        There is no established market for the exchange notes and we do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. FBL Financial has agreed that, starting on the expiration date of the exchange offer and ending one hundred and twenty days after such date, this prospectus will be made available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        The exchange notes will be unsecured senior obligations and will rank equally with FBL Financial's other unsecured senior indebtedness. The exchange notes will be effectively subordinated to any of FBL Financial's existing and future secured indebtedness as to the assets securing such indebtedness.

        THE MATERIAL RISKS INVOLVED IN INVESTING IN THE EXCHANGE NOTES ARE DESCRIBED IN THE "RISK FACTORS" SECTION STARTING ON PAGE 9 OF THIS PROSPECTUS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2004.

TABLE OF CONTENTS

About This Prospectus	ii
Where You Can Find More Information	ii
Forward Looking Statements	iii
Prospectus Summary	1
Risk Factors	9
Ratio of Earnings to Fixed Charges	11
Use of Proceeds	11
Selected Consolidated Financial Data	12
The Exchange Offer	14
Description of the Exchange Notes	25
Plan of Distribution	34
Material United States Federal Income Tax Consequences	35
Legal Matters	36
Experts	36

        We have not authorized any person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any unauthorized information or representation. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

        This prospectus incorporates important business and financial information about FBL Financial Group, Inc. that is not included in or delivered with this prospectus. This information is available without charge to holders of outstanding notes upon written or oral request. To obtain timely delivery, you must request the information no later than                        , 2004 from:

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, Iowa 50266
Attn: Kathleen Till Stange, Director of Investor Relations
Tel: (515) 225-5400

i

ABOUT THIS PROSPECTUS

        In this prospectus, the terms "FBL Financial," "we," "our" and "us" refer to FBL Financial Group, Inc., the issuer of the outstanding notes and the exchange notes. "Outstanding notes" refers to our 5.85% Senior Notes Due 2014, of which $75,000,000 principal amount were originally issued on April 12, 2004. "Exchange notes" refers to our 5.85% Senior Notes Due 2014 offered pursuant to this prospectus. The outstanding notes and the exchange notes are sometimes referred to collectively as the "notes."

        Any statements in this prospectus concerning the provisions of any document are not complete. Such references are made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

        You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus, in connection with any offer made by this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

        Neither the delivery of this prospectus nor any sale or exchange made hereunder or thereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to its date. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. The business, financial condition, results of operations and prospects of FBL Financial may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-4 that FBL Financial filed with the Securities and Exchange Commission pursuant to the Securities Act, as amended, and the rules and regulations thereunder, which is referred to collectively as the Securities Act. The registration statement covers the exchange notes being offered and encompasses all amendments, exhibits, annexes, and schedules to the registration statement. This prospectus does not contain all the information in the exchange offer registration statement. For further information about FBL Financial and the exchange offer, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement, or other document filed as an exhibit to the registration statement, you should read the documents contained in the exhibits.

        FBL Financial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information about the public reference room. These SEC filings are also available to the public from the SEC's website at www.sec.gov. In addition, our Class A common stock is listed on the New York Stock Exchange, and our reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        In this document FBL Financial "incorporates by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by

ii

reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2003; and

  •
  Our Current Reports on Form 8-K filed on February 3, 2004 and April 12, 2004.

        We will provide to each person to whom a copy of this prospectus is delivered, upon request and at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of such information by writing or telephoning us at:

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, Iowa 50266
Attn: Kathleen Till Stange, Director of Investor Relations
Tel: (515) 225-5400

FORWARD-LOOKING STATEMENTS

        Certain statements contained, or incorporated by reference, in this prospectus are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as "may," "expects," "should," "believes," "anticipates," "estimates," "intends" or similar expressions. Since these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. The following uncertainties, among others, may have such an impact: changes in economic conditions, including changes in interest rates and the performance of financial markets, which may increase defaults on and impairments of our investment portfolio, reduce sales of our fixed and index annuities and variable products, increase the level of our guaranteed minimum death benefit reserves and policy benefit expenses and increase our pension funding costs; a change in our ratings by nationally recognized ratings organizations; future class action litigation; changes in laws, regulations and taxes; competitive pressures on product pricing and services, including competition by other insurance companies and financial services companies; industry consolidation; and the relative success and timing of our business strategies.

        Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. Except as required under the federal securities laws, we do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

        Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause FBL Financial's actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, changes in market prices of FBL Financial's investments in fixed maturity and equity securities, changes in insurance laws or regulations, changes in federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which FBL Financial and its affiliates do business, especially those affecting the life insurance industry.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes or incorporates by reference specific terms of the exchange offer, as well as information regarding FBL Financial's business and detailed financial data. You are encouraged to read the detailed information and financial statements appearing elsewhere or incorporated by reference in this prospectus.

        We sell individual life and annuity products principally through a Farm Bureau distribution force consisting of 1,928 exclusive agents and agency managers. These agents and agency managers sell our products in the Midwestern and Western sections of the United States. In addition to our Farm Bureau distribution, our variable products are marketed by seven variable alliance partner companies, we assume business through reinsurance arrangements and other companies and we are in the process of expanding our EquiTrust Life Insurance Company subsidiary ("EquiTrust") through building its own distribution.

        FBL Financial was incorporated in Iowa in October 1993. Our principal insurance subsidiaries are Farm Bureau Life Insurance Company ("Farm Bureau Life") and EquiTrust (Farm Bureau Life and EquiTrust being referred to collectively herein as "Life Subsidiaries"). Farm Bureau Life commenced operations in 1945 and EquiTrust commenced operations in 1998. Several of our subsidiaries support various functional areas of the Company and affiliates, by providing investment advisory, marketing and distribution, and leasing services. In addition, we manage all aspects of three Farm Bureau affiliated property-casualty insurance companies (Farm Bureau Mutual Insurance Company ("Farm Bureau Mutual"), Western Agricultural Insurance Company ("Western Ag") and KFB Insurance Company, Inc. ("KFB")).

        Sales through our Farm Bureau distribution channel are conducted in the following states: multi-line states (we own the Farm Bureau affiliated life company and manage the Farm Bureau affiliated property-casualty company)—Arizona, Iowa, Kansas, Minnesota, Nebraska, New Mexico, South Dakota and Utah; and life-only states (we own the Farm Bureau affiliated life company and a separately managed Farm Bureau affiliated property-casualty company manages the exclusive multi-line agents)—Colorado, Idaho, Montana, North Dakota, Oklahoma, Wisconsin and Wyoming. In addition to our Farm Bureau marketing territory, our EquiTrust distribution channel and variable alliance partners market throughout the United States.

        Our target market for Farm Bureau branded products consists primarily of farmers, ranchers, rural and suburban residents and related individuals and businesses. We believe that this target market represents a relatively financially conservative and stable customer base. Many of our customers are self-employed individuals who are responsible for providing for their own insurance needs. Their financial planning needs tend to focus on security, primary insurance needs and retirement savings. The persistency rates for our products exceed industry averages, as there is a great deal of customer loyalty to Farm Bureau in our target market. In addition, we also serve customers in suburban and metropolitan areas and are working to increase our agent numbers, particularly in metropolitan areas, and further leverage the Farm Bureau brand and franchise.

        For the year ended December 31, 2003, FBL Financial reported net income applicable to common stock of $63.6 million, a 37.4% increase over the previous year. The increase in income is primarily due to a decrease in realized losses on investments and an increase in the volume of annuity business and life insurance in force. Revenues increased to $641.5 million from $541.1 million in 2002, an increase of 18.6%. The increase in revenues is primarily due to an increase in traditional annuity business in force. In addition, as of December 31, 2003 total assets increased to $7.9 billion and equity grew to $747.8 million.

Business Strategy

        We have a three-pronged growth strategy:

  •
  Growth Strategy #1—Internal growth within our traditional Farm Bureau distribution network.

    Internal growth from our Farm Bureau distribution system of 1,928 exclusive agents in 15 Midwestern and Western states. Our Farm Bureau agents sell Farm Bureau Life products exclusively, or for certain products, on behalf of other insurance companies approved by us. These agents are multi-line agents who sell both property-casualty insurance products and life insurance and investment products under the Farm Bureau brand. We believe that having multi-line agents enhances our ability to develop a more comprehensive relationship with our customers and increases our ability to cross sell our life insurance and investment products to the pool of Farm Bureau property-casualty customers.

  •
  Growth Strategy #2—Alliances and other distribution channels.

    Share resources and leverage expertise with other companies through alliances, and to expand outside our traditional Farm Bureau niche marketplace. Execution of this strategy began with variable product alliances where we provide our partner companies with competitive variable products, brand-labeled for them if they choose. With this strategy, we obtain access to additional distribution systems and our alliance partners benefit because they are able to provide their sales forces with variable products. In addition, our alliance partners that are insurance companies share in the risks, costs and profits of the business through a modified coinsurance program. Today we have seven variable alliance partners. In addition to variable alliances, we also derive additional growth and economies of scale from two coinsurance agreements. We also recently began expanding the reach of EquiTrust by broadening its distribution and introducing the EquiTrust brand to new markets, distribution sources and territories.

  •
  Growth Strategy #3—Consolidations.

    Growth of our operations via consolidations. Consolidations expand our distribution systems, generate top-line revenue growth and provide us with a larger base over which to spread our fixed operating costs. These items, in turn, put us in a better position to offer competitive products and to invest in the infrastructure necessary to stay competitive in the maturing life insurance industry. We have a long and successful history of being a consolidator among Farm Bureau affiliated insurance companies, having completed ten Farm Bureau affiliated acquisitions since 1984.

        For more details about the business, see the section entitled "Business" included in our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC.

Where You Can Find Us

        Our principal executive offices are located at 5400 University Avenue, West Des Moines, Iowa 50266 and our telephone number is (515) 225-5400. Our website is located at www.fblfinancial.com. Information contained on our website does not constitute part of this offering memorandum and the URL reference in the preceding sentence should be considered as an inactive textual reference only.

Summary of the Exchange Offer

        The following is a brief summary of terms of the exchange offer covered by this prospectus. For a more complete description of the exchange offer, see "The Exchange Offer."

Initial Offering of Outstanding Notes	The outstanding notes were issued by FBL Financial on April 12, 2004 to Keefe, Bruyette & Woods, Inc. and ABN AMRO Incorporated as the Initial Purchasers (the "Initial Purchasers"). The Initial Purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.
Registration Rights
Simultaneously with the initial sale of the outstanding notes, FBL Financial and the Initial Purchasers entered into a registration rights agreement for the exchange offer. The registration rights agreement requires, among other things, that FBL Financial use its reasonable best efforts to complete a registered exchange offer for the outstanding notes or cause to become effective a shelf registration statement for resales of the outstanding notes. The exchange offer is intended to satisfy the obligations under the registration rights agreement. After the exchange offer is complete, FBL Financial will not have any further obligations, except under limited circumstances, to provide for any exchange or registration rights of your outstanding notes.
The Exchange Offer
Pursuant to the registration rights agreement, FBL Financial is offering to exchange $1,000 principal amount of FBL Financial's 5.85% Senior Notes Due 2014, which have been registered under the Securities Act, for each $1,000 principal amount of FBL Financial's currently outstanding 5.85% Senior Notes Due 2014, which were offered without registration under the Securities Act in the initial offer.
Mechanics of the Exchange Offer
FBL Financial will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2004. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. Exchange notes will be issued only in integral multiples of $1,000. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:
• the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;
• the exchange notes bear a different CUSIP number than the outstanding notes; and
•
the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate in some circumstances relating to the timing of the exchange offer.

Resales
FBL Financial believes that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• you acquire the exchange notes in the ordinary course of your business;
•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued in the exchange offer; and
• you are not an affiliate of ours.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. FBL Financial will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See "Plan of Distribution."
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we, in our sole discretion, extend it. FBL Financial does not currently intend to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after the expiration or termination of the exchange offer.
Conditions	The exchange offer is subject to certain customary conditions, including that it does not violate any applicable law or SEC staff interpretation.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under the Depository Trust Company's ("DTC") Automated Tender Offer Program, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus. See "The Exchange Offer—Procedures for Tendering Outstanding Notes."

Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.
By executing the letter of transmittal, you will represent to us that, among other things:
	•	you, or the person or entity receiving the related exchange notes, are acquiring the exchange notes in the ordinary course of business;
	•	neither you nor any person or entity receiving the related exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;
	•	neither you nor any person or entity receiving the related exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;
	•	neither you nor any person or entity receiving the related exchange notes is an "affiliate" of FBL Financial, as defined in Rule 405 under the Securities Act;
•
if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for outstanding notes acquired as the result of market making activities or other trading activities and that you will deliver a prospectus in connection with any resale of the exchange notes; and
	•	you are not acting on behalf of any person or entity that could not truthfully make these statements.

Alternatively, you may tender your outstanding notes by following the procedures for book-entry delivery or by complying with the guaranteed delivery procedures each described in this prospectus. See "The Exchange Offer—Procedures for Tendering Outstanding Notes."

Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.
Effect of Not Tendering
Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, FBL Financial will not have any further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the Securities Act. See "The Exchange Offer—Certain Consequences to Holders of Outstanding Notes Not Tendering in the Exchange Offer."
Interest
The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from April 12, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.
Withdrawal Right
Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date by complying with the withdrawal procedures described in this prospectus. See "The Exchange Offer—Withdrawal of Tenders."
Federal Income Tax Consequences
The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes and you will have the same tax basis and holding period in the exchange notes as you had in the outstanding notes immediately before the exchange. See "Material United States Federal Income Tax Consequences."
Use of Proceeds	FBL Financial will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See "Use of Proceeds."
Dissenters' Rights	Holders of the outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer.
Exchange Agent	Deutsche Bank Trust Company Americas is the exchange agent for the exchange offer.

Terms of the Exchange Notes

        The following is a brief summary of certain terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see "Description of the Exchange Notes".

Issuer	FBL Financial Group, Inc.
Securities	$75 million aggregate principal amount of 5.85% Senior Notes due 2014, registered under the federal securities laws.
Scheduled Maturity Date	April 15, 2014
Interest and Payment Dates	5.85% per annum, payable semiannually in arrears on April 15 and October 15, beginning October 15, 2004, to the holders of record on the preceding April 1 and October 1, respectively.
Ranking
The exchange notes will be unsecured senior obligations and will rank equally with FBL Financial's other unsecured senior indebtedness. The exchange notes will be effectively subordinated to any of FBL Financial's existing and future secured indebtedness as to the assets securing such indebtedness.

We are structured as a holding company and we primarily conduct our business operations through our subsidiaries. As a result the exchange notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries including, without limitation, the claims of their policyholders.
Optional Redemption	We may redeem some or all of the notes at any time at a "make-whole" redemption price equal to the greater of:
(i) 100% of their principal amount; or
(ii)
the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes, discounted to the redemption date on a semiannual basis at the treasury rate plus 25 basis points.
Repayment	The exchange notes may not be redeemed at the option of any noteholder.
Sinking Fund	There is no provision for a sinking fund.
Absence of a Public Market for the Exchange Notes
The exchange notes are new securities, for which there is no established trading market, and none may develop. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. FBL Financial does not intend to apply for listing of the exchange notes on any securities exchange or to arrange for any quotation system to quote them.
Governing Law	The exchange notes will be governed by and construed in accordance with the laws of the State of New York.

Form and Denomination
DTC will act as securities depositary for the exchange notes, which will be issued only as fully registered global securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC, except in certain circumstances. One or more fully registered global notes will be issued to DTC for the exchange notes. The exchange notes will be issued in denominations of $1,000 and integral multiples thereof.
Trustee	Deutsche Bank Trust Company Americas.
Risk Factors
See "Risk Factors" and the other information in or incorporated by reference in, this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

RISK FACTORS

        Your decisions whether or not to participate in the exchange offer and own outstanding notes or exchange notes will involve some degree of risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this prospectus, before deciding whether or not to participate in the exchange offer.

        If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

        FBL Financial will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither FBL Financial nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if your tender of outstanding notes is not accepted because you did not tender your outstanding notes properly, then, after consummation of the exchange offer, you will continue to hold outstanding notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer outstanding notes remaining and the market for such outstanding notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged outstanding notes could become more limited than the existing trading market for the outstanding notes and could cease to exist altogether due to the reduction in the amount of the outstanding notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered outstanding notes.

        If you are a broker-dealer or participating in a distribution of the exchange notes, you may be required to deliver prospectuses and comply with other requirements.

        If you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

        You may be unable to sell your exchange notes if a trading market for the exchange notes does not develop.

        The exchange notes will be new securities for which there is currently no established trading market, and none may develop. FBL Financial does not intend to apply for listing of the exchange notes on any securities exchange or for quotation on any automated dealer quotation system. The liquidity of any market for the exchange notes will depend on the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. If an active trading market does not develop, the market price and liquidity of the exchange notes may be adversely affected. If the exchange notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, the performance and business prospects of FBL Financial and certain other factors. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after consummation of the exchange offer could lower the market price of such exchange notes.

        As a result of our holding company structure, the exchange notes will be effectively subordinated to the claims of creditors of our subsidiaries.

        Since we are primarily a holding company and conduct our operations through our subsidiaries, our obligation to make payments to holders of the exchange notes will be effectively subordinated to the liabilities of the Life Companies and our other subsidiaries. Therefore, if either of the Life Companies or any of their subsidiaries were to become insolvent or be liquidated, such Life Company may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by a Life Company or any of its subsidiaries under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such Life Company or such subsidiary distributing amounts to us that we could have used to make payments on the exchange notes. In addition, if we caused one of our subsidiaries to pay a dividend to us to make payment on the exchange notes, and that dividend was determined to have been made in breach of relevant laws or to have been a fraudulent transfer, holders of the exchange notes would be required to return the payment to the subsidiary's creditors. As of December 31, 2003, FBL Financial and its subsidiaries' long-term indebtedness was $140.2 million.

        Payments on the exchange notes will be effectively subordinated to claims of FBL Financial's existing and future secured creditors.

        The exchange notes will be our unsecured obligations. Accordingly, our existing and future secured creditors will have claims that are superior to the claims of the holders of the exchange notes to the extent of the value of the assets securing the payment of the secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, our secured creditors will have a superior claim to our assets that constitute their collateral. If any of the foregoing events occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. Holders of the exchange notes will participate ratably in our remaining assets with all holders of our unsecured senior indebtedness and with all our general senior creditors based upon the respective amounts owed to each holder or creditor. As a result, holders of exchange notes may receive less, ratably, than our secured creditors.

        Since the Indenture under which the exchange notes will be issued contains no financial covenants, holders of the exchange notes may not be protected in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

        The Indenture under which the exchange notes will be issued does not protect holders of exchange notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. Specifically, the Indenture does not contain:

  •
  any provision restricting us or any of our subsidiaries from incurring, assuming or being liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock;

  •
  any restrictions on the ability of our subsidiaries to issue securities that would be senior to the common stock of the subsidiary held by us;

  •
  any financial ratios or specified level of net worth to which we or our subsidiaries must adhere;

  •
  any restrictions on our ability to pledge our assets as collateral or otherwise encumber our assets, except for a limitation of liens on the capital stock of our Restricted Subsidiaries (see "Description of the Exchange Notes—Limitation on Liens on Stock of Restricted Subsidiaries"); or

  •
  any restrictions on our ability to contribute our assets to our subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth FBL Financial's ratio of consolidated earnings to consolidated fixed charges for the fiscal years ended December 31, 2003, 2002, 2001, 2000, and 1999.

	Year ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Earnings Available for Fixed Charges	$308,268	257,956	210,109	158,654	194,113
Fixed Charges(A)	232,115	200,906	154,173	115,111	114,055
Ratio of Earnings to Fixed Charges(A)	1.33	1.28	1.36	1.38	1.70

(A)
For purposes of calculating the ratios, fixed charges consist of interest credited to contract holder account balances, interest expense on debt, preferred stock dividends of subsidiaries not eliminated in consolidation and an estimate of the interest portion of rental expenses on operating leases.

USE OF PROCEEDS

        FBL Financial will not receive any proceeds from the issuance of the exchange notes in the exchange offer. FBL Financial will receive in exchange outstanding notes in like principal amount. FBL Financial will retire or cancel all of the outstanding notes tendered in the exchange offer.

SELECTED CONSOLIDATED FINANCIAL DATA(1)

        The selected financial data as of and for each of the years during the five-year period ended December 31, 2003 were derived from our consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, and the report thereon, are incorporated by reference in this Prospectus. The selected data should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003, the related notes and the independent auditors' report thereon, and our "Management's Discussion and Analysis of Financial Condition and Results of Operations," that are incorporated by reference in this Prospectus. Historical results are not necessarily indicative of future results.

	As of or for the year ended December 31,
	2003	2002	2001	2000	1999
	(Dollars in thousands)
Consolidated Statement of Income Data
Revenues:
Interest sensitive and index product charges	$83,944	$78,475	$70,492	$59,780	$55,363
Traditional life insurance premiums	129,190	121,999	114,998	83,830	82,569
Accident and health premiums	566	493	3,044	9,654	13,361
Net investment income	395,881	348,359	285,087	221,369	225,820
Derivative income (loss)	17,078	(10,418)	100	—	—
Realized losses on investments	(2,008)	(14,879)	(15,878)	(25,960)	(2,342)
Other income	16,894	17,086	16,747	18,945	20,215

Total revenues	641,545	541,115	474,590	367,618	394,986
Benefits and expenses:
Interest sensitive and index product benefits	256,430	208,578	169,272	127,605	123,231
Traditional life insurance and accident and health benefits	75,852	74,728	80,492	60,229	57,941
Increase in traditional life and accident and health future policy benefits	32,745	33,262	23,680	19,066	19,556
Distributions to participating policyholders	27,443	29,540	29,564	25,043	25,360
Underwriting, acquisition and insurance expenses	134,975	102,449	92,475	72,930	70,176
Interest expense(2)	5,052	685	1,778	3,655	2,553
Other expenses	15,054	12,500	13,643	14,206	15,020

Total benefits and expenses	547,551	461,742	410,904	322,734	313,837

	93,994	79,373	63,686	44,884	81,149
Income taxes	(31,417)	(23,869)	(18,576)	(13,602)	(25,911)
Minority interest in earnings of subsidiaries:
Dividends on company-obligated mandatorily redeemable preferred stock of subsidiary trust(2)	(2,425)	(4,850)	(4,850)	(4,850)	(4,850)
Other	(16)	(200)	(113)	120	(35)
Equity income, net of related income taxes	5,809	214	254	12,195	3,972

Income before cumulative effect of change in accounting principle and discontinued operations	65,945	50,668	40,401	38,747	54,325
Cumulative effect of change in accounting for derivative instruments	—	—	344	—	—
Gain on disposal of property-casualty operations, net of related income taxes	—	—	—	600	1,385

Net income	$65,945	$50,668	$40,745	$39,347	$55,710

Consolidated Balance Sheet Data
Total investments	$6,341,701	$5,387,369	$4,300,856	$2,870,659	$2,950,200
Assets held in separate accounts	463,772	347,717	356,448	327,407	256,028
Total assets	7,949,070	6,799,449	5,629,189	3,704,046	3,662,331
Total liabilities	7,201,082	5,955,362	4,883,574	3,130,101	3,060,178
Total stockholders' equity(3)	747,827	661,363	565,793	476,803	505,008
Short-term debt	45,280	40,000	—	9,943	11,694
Long-term debt(2)	140,200	—	40,000	40,000	40,000
Company-obligated mandatorily redeemable preferred stock of subsidiary trust(2)	—	97,000	97,000	97,000	97,000
Series C redeemable preferred stock(2)	—	85,514	82,691	—	—

Total debt and redeemable preferred stock	$185,480	$222,514	$219,691	$146,943	$148,694

Notes to Selected Consolidated Financial Data

(1)
Amounts for 2001, 2002 and 2003 are impacted by the acquisition of Kansas Farm Bureau Life Insurance Company, Inc. effective January 1, 2001 and the assumption of business through two coinsurance transactions during 2001.

(2)
See Note 1 to the consolidated financial statements for an explanation of the impact of accounting changes on interest expense, dividends on company-obligated mandatorily redeemable preferred stock of subsidiary trust, long-term debt, company-obligated mandatorily redeemable preferred stock of subsidiary trust and Series C redeemable preferred stock as of December 31, 2003.

(3)
Amounts are impacted by unrealized gains (losses) on investments, net of deferred income taxes and other adjustments for assumed changes in the amortization of deferred policy acquisition costs, value of insurance in force acquired and unearned revenue reserves, totaling $121.6 million in 2003, $95.1 million in 2002, $39.4 million in 2001, ($22.4) million in 2000 and ($49.9) million in 1999.

THE EXCHANGE OFFER

Original Issuance of the Outstanding Notes

        On April 12, 2004, FBL Financial issued the outstanding notes in an aggregate principal amount of $75,000,000 to Keefe, Bruyette & Woods, Inc. and to ABN AMRO Incorporated as Initial Purchasers. Because this issuance of the outstanding notes was not a transaction registered under the Securities Act, the outstanding notes were offered by the Initial Purchasers only (i) in the United States, to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act, and to institutional investors that are accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act, and (ii) outside the United States, to persons other than U.S. persons in offshore transactions in reliance upon Regulation S under the Securities Act.

Registration Rights Agreement

        The outstanding notes were issued on April 12, 2004. The outstanding notes are subject to broad transfer restrictions owing to the fact that they are not registered under the Securities Act. Consequently, in connection with the issuance of the outstanding notes, FBL Financial entered into a registration rights agreement with the Initial Purchasers. This registration rights agreement requires FBL Financial to register the exchange notes under the Securities Act and to offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the Securities Act. The exchange offer is being effected to comply with the registration rights agreement.

        The registration rights agreement requires FBL Financial to:

  •
  file a registration statement for the exchange offer and the exchange notes;

  •
  use reasonable best efforts to cause the registration statement to become effective under the Securities Act no later than 270 days after the issue date of the outstanding notes;

  •
  use best efforts to consummate the exchange offer promptly, but no later than 30 days following the date notice of the exchange offer is mailed to the holders of the outstanding notes; and

  •
  under certain circumstances, file a shelf registration statement for the resale of the outstanding notes and use our best efforts to cause such shelf registration statement, if any, to become effective under the Securities Act.

        These requirements under the registration rights agreement will be satisfied when the exchange offer is completed. However, if FBL Financial fails to meet any of these requirements, the holders of the outstanding notes will be paid additional interest on such notes as liquidated damages, and such additional interest will accrue on the principal amount of the outstanding notes (in addition to the stated interest on such notes). Additional interest will accrue at a rate of 0.50% per annum from and including the date on which any of the previous events (each a "registration default") occur.

        FBL Financial agreed to keep the exchange offer for the outstanding notes open for not less than 30 days after the date on which notice of such exchange offer is delivered to the holders of the outstanding notes. Under the registration rights agreement, the obligations to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, FBL Financial may be required to file a "shelf" registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

        This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes in which this prospectus is included.

Transferability of the Exchange Notes

        Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties not related to FBL Financial, the exchange notes would, in general, be freely tradable after the completion of the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any participant in the exchange offer described in this prospectus who is an affiliate of FBL Financial or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

  •
  will not be able to rely on the interpretations of the SEC staff;

  •
  will not be entitled to participate in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless such sale or transfer is made pursuant to an exemption from such requirement.

        Each holder of outstanding notes who wishes to exchange outstanding notes for exchange notes pursuant to the exchange offer will be required to represent that:

  •
  it is not an affiliate of FBL Financial;

  •
  the exchange notes to be received by it will be acquired in the ordinary course of its business; and

  •
  at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

        To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes with the prospectus contained in the registration statement for the exchange offer. Under the registration rights agreement, exchanging broker-dealers and any other person, if any, subject to similar prospectus delivery requirements, will be allowed to use this prospectus in connection with the resale of exchange notes.

The Exchange Offer

        Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, FBL Financial will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                        , 2004. FBL Financial will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  •
  the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

  •
  the exchange notes bear a different CUSIP number from the outstanding notes; and

  •
  after consummation of the exchange offer, holders of the exchange notes will not be entitled to any rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

        The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture under which the outstanding notes were issued.

        As of the date of this prospectus, $75,000,000 in aggregate principal amount of outstanding notes was outstanding.                        , 2004 has been fixed as the date on which this prospectus and the letter of transmittal will be initially mailed to the record holders of the outstanding notes as of                        , 2004. The exchange offer will be conducted in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC under the Securities Act and the Securities Exchange Act.

Interest on the Exchange Notes

        The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from April 12, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

        Interest on the notes is payable semiannually on April 15 and October 15 of each year to the holders of record on the preceding April 1 and October 1, respectively.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, FBL Financial will not be required to issue exchange notes, and FBL Financial may terminate the exchange offer or, at its option, modify, extend or otherwise amend the exchange offer, if, prior to the expiration date of the exchange offer, as it may be extended from time to time:

  •
  the exchange offer, or the making of any exchange by a holder, violates any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened with respect to the exchange offer which would materially impair FBL Financial's ability to proceed with the exchange offer;

  •
  all governmental approvals that FBL Financial deems necessary for the consummation of the exchange offer have not been obtained; or

  •
  the Trustee with respect to the indenture for the outstanding notes and exchange notes shall have (i) objected in any respect to, or taken any action that could, in the reasonable judgment of FBL Financial, adversely affect the consummation of the exchange offer or the exchange of exchange notes for outstanding notes under the exchange offer, or (ii) taken any action that challenges the validity or effectiveness of the procedures used in making the exchange offer or the exchange of the outstanding notes under the exchange offer.

        The foregoing conditions are for the sole benefit of FBL Financial and may be waived by us in whole or in part in our absolute discretion. Any determination made by us concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

        If any of the foregoing conditions are not satisfied or waived on the expiration date of the exchange offer, FBL Financial may:

  •
  terminate the exchange offer and return all tendered outstanding notes to the holders thereof;

  •
  modify, extend or otherwise amend the exchange offer and retain all tendered outstanding notes until the expiration date, as extended, subject, however, to the withdrawal rights of holders (See "—Withdrawal of Tenders" and "—Expiration Date; Extensions; Amendments; Termination"); or

  •
  waive the unsatisfied conditions with respect to the exchange offer and accept all outstanding notes tendered and not previously withdrawn.

        FBL Financial reserves the right, in its absolute discretion, to purchase or make offers to purchase any outstanding notes that remain outstanding subsequent to the expiration date for the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. Any purchase or offer to purchase will not be made except in accordance with applicable law and will in no event be made prior to the expiration of ten business days after the expiration date.

Certain Consequences to Holders of Outstanding Notes Not Tendering in the Exchange Offer

        Consummation of the exchange offer may have adverse consequences to holders of outstanding notes who elect not to tender their notes in the exchange offer. In particular, the trading market for unexchanged outstanding notes could become more limited than the existing trading market for the outstanding notes and could cease to exist altogether due to the reduction in the amount of the outstanding notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the outstanding notes. If a market for unexchanged outstanding notes exists or develops, the outstanding notes may trade at a discount to the price at which they would trade if the amount outstanding were not reduced. There can, however, be no assurance that an active market in the unexchanged outstanding notes will exist, develop or be maintained or as to the prices at which the unexchanged outstanding notes may be traded. This would result in less protection for holders of unexchanged outstanding notes. See "Risk Factors—If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected."

Expiration Date; Extensions; Amendments; Termination

        For purposes of the exchange offer, the term "expiration date" means 5:00 p.m., New York City time, on                        , 2004, subject to the right to extend such date and time for the exchange offer in the absolute discretion of FBL Financial, in which case the expiration date means the latest date and time to which the exchange offer is extended.

        FBL Financial reserves the right, in its absolute discretion, to (i) extend the exchange offer, (ii) terminate the exchange offer if a condition to its obligation to deliver the exchange notes is not satisfied or waived on the expiration date, as extended, or (iii) amend the exchange offer by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent. If the exchange offer is amended in a manner FBL Financial determines constitutes a material change, FBL Financial will extend the exchange offer for a period of two to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise have expired during the two to ten business day period.

        FBL Financial will promptly announce any extension, amendment or termination of the exchange offer by issuing a press release to the Dow Jones News Service. FBL Financial will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. FBL Financial has no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

        The exchange notes will be issued in exchange for the outstanding notes in the exchange offer on the settlement date, which will be as soon as practicable following the expiration date of the exchange offer. FBL Financial will not be obligated to deliver exchange notes unless the exchange offer is consummated.

Effect of Tender

        Any tender by a holder (and the subsequent acceptance of such tender) of outstanding notes will constitute a binding agreement between that holder and FBL Financial upon the terms and subject to the conditions of the exchange offer described herein and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of the outstanding notes will constitute the agreement by that holder to deliver good and marketable title to the tendered outstanding notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Outstanding Notes

        Upon the submission of the letter of transmittal, or agreement to the terms of the letter of transmittal pursuant to an agent's message, a holder, or the beneficial holder of such outstanding notes on behalf of which the holder has tendered, will, subject to that holder's ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, be deemed, among other things, to:

  •
  irrevocably sell, assign and transfer to or upon FBL Financial's order or the order of its nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of such holder's status as a holder of, all outstanding notes tendered thereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against FBL Financial, or any fiduciary, Trustee, fiscal agent or other person connected with the outstanding notes arising under, from or in connection with such outstanding notes;

  •
  waive any and all rights with respect to the outstanding notes tendered thereby (including, without limitation, any existing or past defaults and their consequences in respect of such outstanding notes); and

  •
  release and discharge FBL Financial, and the Trustee for the outstanding notes, from any and all claims such holder may have, now or in the future, arising out of or related to the outstanding notes tendered thereby, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the outstanding notes tendered thereby or to participate in any redemption or defeasance of the outstanding notes tendered thereby.

        In addition, such holder of outstanding notes will be deemed to represent, warrant and agree that:

  •
  it has received and reviewed this prospectus;

  •
  it is the beneficial owner (as defined below) of, or a duly authorized representative of, one or more such beneficial owners of, the outstanding notes tendered thereby and it has full power and authority to execute the letter of transmittal;

  •
  the outstanding notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and FBL Financial will acquire good, indefeasible and unencumbered title to such outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when FBL Financial accepts the same;

  •
  it will not sell, pledge, hypothecate or otherwise encumber or transfer any outstanding notes tendered thereby from the date of the letter of transmittal and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

  •
  in evaluating the exchange offer and in making its decision whether to participate therein by submitting a letter of transmittal and tendering its outstanding notes, such holder has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by FBL Financial, the Trustee or the exchange agent other than those contained in this prospectus (as amended or supplemented to the expiration date);

  •
  the execution and delivery of the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in this prospectus;

  •
  the submission of the letter of transmittal to the exchange agent shall, subject to the terms and conditions of the exchange offer, constitute the irrevocable appointment of the exchange agent as its attorney and agent, and an irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) at the discretion of such attorney and agent in relation to the outstanding notes tendered thereby in favor of FBL Financial or such other person or persons as it may direct and to deliver such form(s) of transfer and other document(s) in the attorney's and agent's discretion and/or the certificate(s) and other document(s) of title relating to such outstanding notes' registration and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer, and to vest in FBL Financial or its nominees such outstanding notes; and

  •
  the terms and conditions of the exchange offer shall be deemed to be incorporated in, and form a part of, the letter of transmittal which shall be read and construed accordingly.

        The representations and warranties and agreements of a holder tendering outstanding notes shall be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the "beneficial owner" of any outstanding notes shall mean any holder that exercises investment discretion with respect to such outstanding notes.

Absence of Dissenters' Rights

        Holders of the outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

Acceptance of Outstanding Notes Tendered; Delivery of Exchange Notes

        On the settlement date, exchange notes to be issued in partial or full exchange for outstanding notes in the exchange offer, if consummated, will be delivered in book-entry form.

        FBL Financial will be deemed to have accepted validly tendered outstanding notes that have not been validly withdrawn as provided in this prospectus when, and if, FBL Financial has given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the exchange notes through the settlement date will be made by the exchange agent on the settlement date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the outstanding notes for the purpose of receiving outstanding notes and transmitting exchange notes as of the settlement date. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted outstanding notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Outstanding Notes

        A holder of outstanding notes who wishes to accept the exchange offer, and whose outstanding notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, must instruct this custodial entity to tender such holder's outstanding notes on the holder's behalf pursuant to the procedures of the custodial entity.

        To tender in the exchange offer, a holder of outstanding notes must either (i) complete, sign and date the letter of transmittal (or a facsimile thereof) in accordance with its instructions (including guaranteeing the signature(s) to the letter of transmittal, if required), and mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the outstanding notes specified therein, to the exchange agent at the address set forth in the letter of transmittal for receipt on or prior to the expiration date or (ii) comply with the Automated Tender Offer Program ("ATOP") procedures for book-entry transfer or guaranteed delivery procedures described below on or prior to the expiration date.

        The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent's message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer at one of its addresses set forth in this prospectus. Outstanding notes will not be deemed surrendered until the letter of transmittal and signature guarantees, if any, or agent's message, are received by the exchange agent.

        The method of delivery of outstanding notes, the letter of transmittal, and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent on or before the expiration date. Do not send the letter of transmittal or any outstanding notes to anyone other than the exchange agent.

        If you are tendering your outstanding notes in exchange for exchange notes and anticipate delivering your letter of transmittal and other documents other than through DTC, you are urged to contact promptly a bank, broker or other intermediary (that has the capability to hold notes custodially through DTC) to arrange for receipt of any exchange notes to be delivered pursuant to the exchange offer and to obtain the information necessary to provide the required DTC participant with account information in the letter of transmittal.

  Book-Entry Delivery Procedures for Tendering Outstanding Notes Held with DTC

        If you wish to tender outstanding notes held on your behalf by a nominee with DTC, you must (i) inform your nominee of your interest in tendering your outstanding notes pursuant to the exchange offer, and (ii) instruct your nominee to tender all outstanding notes you wish to be tendered in the exchange offer into the exchange agent's account at DTC on or prior to the expiration date. Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender outstanding notes by effecting a book-entry transfer of the outstanding notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through the ATOP procedures for transfer. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC, and send an agent's message to the exchange agent. An "agent's message" is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC (a "participant") tendering outstanding notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that FBL Financial may enforce the agreement against the participant. A letter of transmittal need not accompany tenders effected through ATOP.

        Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

  Guaranteed Delivery Procedures

        Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's ATOP system prior to the expiration date may tender if:

  •
  the tender is made through an eligible guarantor institution;

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  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery: (i) setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered, (ii) stating that the tender is being made thereby; and (iii) guaranteeing that, within three (3) business days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives such properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within such three (3) business days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

  Proper Execution and Delivery of Letter of Transmittal

        Signatures on a letter of transmittal or notice of withdrawal described below (see "—Withdrawal of Tenders"), as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (i) by a holder who has not completed the box entitled "Special Delivery Instructions" or "Special Issuance and Payment Instructions" on the letter of transmittal or (ii) for the account of an eligible institution. If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, such guarantee must be made by an eligible institution.

        If the letter of transmittal is signed by the holder(s) of outstanding notes tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the outstanding notes without alteration, enlargement or any change whatsoever. If any of the outstanding notes tendered thereby are held by two or more holders, all such holders must sign the letter of transmittal. If any of the outstanding notes tendered thereby are registered in different names on different outstanding notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

        If outstanding notes that are not tendered for exchange pursuant to the exchange offer are to be returned to a person other than the holder thereof, certificates for such outstanding notes must be endorsed or accompanied by an appropriate instrument of transfer, signed exactly as the name of the registered owner appears on the certificates, with the signatures on the certificates or instruments of transfer guaranteed by an eligible institution.

        If the letter of transmittal is signed by a person other than the holder of any outstanding notes listed therein, such outstanding notes must be properly endorsed or accompanied by a properly completed note power, signed by such holder exactly as such holder's name appears on such outstanding notes. If the letter of transmittal or any outstanding notes, note powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal (or facsimile thereof), the tendering holders of outstanding notes waive any right to receive any notice of the acceptance for exchange of their outstanding notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payments, and/or substitute certificates evidencing outstanding notes for amounts not tendered or not exchanged, are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. If no such instructions are given, outstanding notes not tendered or exchanged will be returned to such tendering holder.

        All questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered outstanding notes will be determined by FBL Financial in its absolute discretion, which determination will be final and binding. FBL Financial reserves the absolute right to reject any and all tendered outstanding notes determined by it not to be in proper form or not to be tendered properly or any tendered outstanding notes the acceptance of which would, in the opinion of its counsel, be unlawful. FBL Financial also reserves the right to waive, in its absolute discretion, any defects, irregularities or conditions of tender as to particular outstanding notes, whether or not waived in the case of other outstanding notes. FBL Financial's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as FBL Financial shall determine. Although FBL Financial intends to notify holders of defects or irregularities with respect to tenders of outstanding notes, none of FBL Financial, the exchange agent nor any other person will be under any duty to give such notification or shall incur any liability for failure to give any such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

        Any holder whose outstanding notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the Trustee of the outstanding notes. Holders may contact the exchange agent for assistance with such matters.

Withdrawal of Tenders

        You may withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on [                        ], 2004 (the "expiration date"). Tenders of outstanding notes may not be withdrawn after that time unless the exchange offer is extended with changes in the terms of the exchange offer that are, in FBL Financial's reasonable judgment, materially adverse to the tendering holders of the outstanding notes.

        For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to the deadline described above at one of its addresses set forth in this prospectus. The withdrawal notice must specify the name of the person who tendered the outstanding notes to be withdrawn, must contain a description of the outstanding notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such outstanding notes, if applicable, and the aggregate principal amount represented by such outstanding notes; and must be signed by the holder of such outstanding notes in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to FBL Financial that the person withdrawing the tender has succeeded to the beneficial ownership of the outstanding notes. In addition, the notice of withdrawal must specify, in the case of outstanding notes tendered by delivery of certificates for such outstanding notes, the name of the registered holder (if different from that of the tendering holder) or, in the case of outstanding notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn outstanding notes. The signature on the notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes have been tendered for the account of an eligible institution.

        Withdrawal of tenders of outstanding notes may not be rescinded, and any outstanding notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn outstanding notes may, however, be retendered by the holder again following one of the procedures described in "—Procedures for Tendering Outstanding Notes" prior to the expiration date.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes. Accordingly, FBL Financial will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Exchange Agent

        Deutsche Bank Trust Company Americas has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of outstanding notes, or a beneficial owner's commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the following address and telephone number:

    Deutsche Bank Trust Company Americas
    60 Wall Street, 60th Floor
    New York, NY 10005
    Attn: Jennifer Davis, MS:NYC60-2710
    Telephone: 1-800-735-7777
    FAX: 212-797-8614

        Additionally, any questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent. Holders of outstanding notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH
ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Other Fees and Expenses

        FBL Financial will bear the expenses of soliciting tenders of the outstanding notes. The principal solicitation is being made by mail; additional solicitations may, however, be made by telegraph, facsimile transmission, telephone or in person by the exchange agent, as well as by FBL Financial officers and other employees and those of our affiliates.

        Tendering holders of outstanding notes will not be required to pay any fee or commission. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE EXCHANGE NOTES

        The exchange notes will be issued under an Indenture dated as of April 12, 2004 (the "Indenture") between us and Deutsche Bank Trust Company Americas, as Trustee (the "Trustee"). The Indenture provides for the issuance of the exchange notes and sets forth the duties of the Trustee. The following description is only a summary of certain provisions of the Indenture and the notes and the related registration rights agreement, and is qualified in its entirety by reference to the provisions of the Indenture, the notes and the registration rights agreement, including the definitions therein of certain terms. Capitalized terms used in this section of the prospectus and not otherwise defined have the meanings assigned to them in the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the exchange notes. A copy of the Indenture will be available to you upon request.

        When we refer to "we," "our" or "us" in this section, we refer only to FBL Financial, not including any of its current or future subsidiaries.

General

        The outstanding notes are and the exchange notes will be limited to $75 million aggregate principal amount.

        Except for certain limitations on liens on stock of Restricted Subsidiaries, the Indenture does not contain any provisions restricting us or any of our subsidiaries from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock. The Indenture also does not contain any financial covenants or any covenants or other provisions that afford protection to holders of exchange notes in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction except to the extent described under "—Other Terms of the Indenture—Consolidation, Merger and Sale of Assets" below.

        Ranking.    The exchange notes are unsecured senior obligations and will rank equally with our other unsecured senior indebtedness. At March 31, 2004, we had no outstanding secured senior indebtedness and $46.0 million of unsecured senior indebtedness outstanding. The exchange notes will be effectively subordinated to our future secured indebtedness as to the assets securing such indebtedness. In addition, as explained in more detail below, the exchange notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including without limitation policyholder claims.

        Available Information; No Resales of Notes by Us.    We file certain reports and other information with the SEC in accordance with the requirements of Sections 13 and 15(d) under the Exchange Act. See "Where You Can Find More Information." In addition, at any time that Sections 13 and 15(d) cease to apply to us, we will file comparable reports and information with the Trustee and the SEC, and mail such reports and information to holders of exchange notes at their registered addresses, for so long as any exchange notes remain outstanding. Except as otherwise provided in the Indenture, during the time period referred to in Rule 144(k), we will not, and will not permit any of our affiliates to, resell any notes which constitute "restricted securities" under Rule 144 except pursuant to an effective registration statement under the Securities Act.

Interest

        The exchange notes bear interest from April 12, 2004 at 5.85% per annum (based on a 360-day year of twelve 30-day months). Interest on the exchange notes will be payable semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2004 (each, an "Interest Payment Date"). Interest payments on an Interest Payment Date will be made to the holder in whose name an exchange note is registered at the close of business on the April 1 or October 1 immediately preceding the Interest Payment Date (each, a "Regular Record Date"), whether or not a business day. Except as otherwise specified under "—Payments" below, interest payments will be made by check mailed or delivered to the registered holder at the address appearing in the security register. The Trustee initially will act as Paying Agent for the exchange notes.

        Any outstanding notes that remain outstanding after the consummation of the exchange offer, together with all exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Maturity; Optional Redemption

        The exchange notes will mature on April 15, 2014 (the "Stated Maturity Date"). However, the exchange notes will be redeemable, in whole or in part, at our option at any time or from time to time at a "make-whole" redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on such notes (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points (the "Make Whole Amount"), plus, in each case, accrued interest to the Redemption Date. We will pay any interest due on an Interest Payment Date which occurs on or prior to a Redemption Date to the registered holders of the exchange notes as of the close of business on the Regular Record Date immediately preceding that Interest Payment Date. For purposes of determining the Make Whole Amount, the following definitions apply:

          "Comparable Treasury Issue" means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated (on a straight-line basis) maturity comparable to the remaining term of the notes to be redeemed that would be utilized at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such exchange notes.

          "Comparable Treasury Price" means, with respect to any Redemption Date, (i) the average of the interest rates for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that Redemption Date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York or (ii) if such release (or any successor release) is not published or does not contain such interest rates on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

          "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

          "Redemption Date" means the date fixed for redemption of notes.

          "Reference Treasury Dealer" means Keefe, Bruyette & Woods, Inc. or any of its affiliates that are primary U.S. government securities dealers, and their respective successors and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in The City of New York (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

          "Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day preceding that Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered holder of the notes to be redeemed. On and after the Redemption Date, interest will cease to accrue on the exchange notes or portions thereof called for redemption. On or before any Redemption Date, we will deposit with the Paying Agent (or the Trustee) money sufficient to pay the Redemption Price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

Payments

        We will pay interest on each note on each Interest Payment Date, the principal of each note on the Stated Maturity Date against presentation and surrender of such note by the registered holder thereof at the office of the Paying Agent, currently Deutsche Bank Trust Company Americas, or the principal of, premium, if any, and any interest on each note on the Redemption Date, as the case may be (each, the "Maturity Date" with respect to the principal then payable), by wire transfer of immediately available funds, if appropriate written wire transfer instructions are received by the Paying Agent not less than 15 days prior to the Maturity Date. If those instructions are not so received, the principal will be paid by check against such presentation and surrender.

        If an Interest Payment Date or the stated Maturity Date falls on a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close, the required payment due on such date will instead be made on the next business day. No additional interest will accrue as a result of such delayed payment.

        Prior to presentment of a note for registration of transfer, we, the Trustee and any other agent of ours or of the Trustee may treat the registered holder of each note as the owner of the note for the purpose of receiving payments of principal of and interest on the note and for all other purposes whatsoever.

        All moneys paid by us to the Trustee or a Paying Agent for the payment of principal of and any interest on the notes that remain unclaimed two years after that principal, premium or interest becomes due and payable will, unless otherwise required by mandatory provisions of applicable escheat, abandoned or unclaimed property law, be repaid to us and the holder of the notes as an unsecured general creditor may thereafter look only to us for payment.

Limitation on Liens on Stock of Restricted Subsidiaries

        The terms of the notes provide that we and our Restricted Subsidiaries may not incur any indebtedness secured by a lien on the capital stock of a Restricted Subsidiary unless the notes are secured equally and ratably with that indebtedness.

        For purposes of this covenant:

          "Lien" means any mortgage, deed of trust, pledge, lien, security interest or other encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to give a lien or file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property under a lease that is not in the nature of a conditional sale or title retention agreement); and

          "Restricted Subsidiary" means any subsidiary that is incorporated under the laws of any state of the United States or of the District of Columbia except a subsidiary (a) that has total assets which are less than 10% of our and our consolidated subsidiaries' total assets (including that subsidiary) on the most recent fiscal year-end balance sheet of the subsidiary and our and our consolidated subsidiaries or (b) that, in the judgment of our Board of Directors, as evidenced by a Board resolution, is not material to our and our consolidated subsidiaries' financial condition, taken as a whole. As of the date of this prospectus, only the Life Companies meet the definition of Restricted Subsidiary.

Limitation on Disposition of Stock of the Life Companies

        As long as any notes are outstanding, FBL Financial will not issue, sell, transfer or otherwise dispose of any shares of capital stock of either of the Life Companies, or any securities convertible into or exercisable or exchangeable for shares of capital stock of either of the Life Companies, or warrants, rights or options to subscribe for or purchase shares of capital stock of either of the Life Companies, unless such issuance, sale, transfer or other disposition is for at least fair value (as determined by our board of directors acting in good faith) ("Fair Value") and FBL Financial will own, directly or indirectly, at least 80% of the capital stock of each Life Company after giving effect to that transaction. Furthermore, we will not permit either of the Life Companies to:

          (1)   merge or consolidate with or into any corporation or other person, unless such merger or consolidation is for at least Fair Value and (i) the relevant Life Company is the surviving corporation or person, or (ii) at least 80% of the surviving corporation's issued and outstanding voting stock is owned, directly or indirectly, by FBL Financial; or

          (2)   lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than to us), unless such lease, sale, assignment or transfer is for at least Fair Value and at least 80% of the issued and outstanding voting stock of that corporation or other person is owned, directly or indirectly, by FBL Financial following such lease, sale or assignment.

        Notwithstanding the foregoing, we may merge or consolidate any of our other subsidiaries (including our insurance subsidiaries) into or with another of our wholly owned subsidiaries and we may sell, transfer or otherwise dispose of our business in accordance with the provisions of "Other Terms of the Indenture—Consolidation, Merger and Sale of Assets" below. In addition, the foregoing covenant will not prohibit any issuance or disposition of securities by any of our other subsidiaries either (1) to us or either of the Life Companies in accordance with applicable law or (2) if required by law or any regulation or order of any governmental or insurance regulatory authority.

Book-Entry; Delivery and Form

        The exchange notes will be issued in the form of one or more fully registered notes in global form. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture and the exchange notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

        Payments of the principal of and interest on a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of FBL Financial, the Trustee of any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        We expect that DTC will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable global note for certified notes, which it will distribute to its participants.

        We understand that DTC is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a "bank organization" within the meaning of New York Banking Law;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

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  a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither FBL

Financial or the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with DTC's procedures to those provided for under the Indenture.

Other Terms of the Indenture

        Consolidation, Merger and Sale of Assets.    Under the Indenture, we may not consolidate with or merge into any other entity or sell, convey, transfer or lease all or substantially all of our properties and assets as an entirety to any entity, unless: (1) either (a) we are the continuing corporation or (b) the entity (if other than us) formed by the consolidation or into which we are merged or the entity that acquires all or substantially all of our properties and assets is a corporation, partnership or trust organized and validly existing under the laws of United States, any State or the District of Columbia, and expressly assumes, through a supplemental indenture, payment of the principal of and any premium and interest on all the debt securities and the performance or observance, as the case may be, of all of our covenants applicable to the indebtedness; (2) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) has occurred and is continuing; (3) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, we or such successor Person, as the case may be, shall secure the notes equally and ratably with (or prior to) all indebtedness secured thereby; and (4) we have delivered to the Trustee certificates and opinions stating that the foregoing conditions have been complied with.

        In the event of any transaction (other than a lease) described above in which we are not the continuing corporation, the successor entity formed or remaining would be substituted for us under the Indenture, and we would be discharged from all obligations and covenants under the Indenture and the notes.

        Events of Default.    The following are "Events of Default" under the Indenture with respect to the notes: (1) default in the payment of any interest on any note for 30 days after becoming due; (2) default in the payment of the principal of and premium, if any, on any note when due; (3) default in the performance of, or breach of, any covenant or warranty applicable to the notes for 60 days after written notice of the failure, requiring us to remedy the same, is given to us by the Trustee or to us and the Trustee by the holders of 25% in aggregate principal amount of outstanding notes; (4) default under any bond, debenture, note or other evidence of indebtedness or any mortgages, indentures or instruments under any of our current or future outstanding indebtedness in excess of an aggregate principal amount $25 million, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after notice sent to us by the Trustee or to us and the Trustee by the holders of at least 10% in aggregate principal amount of notes that specifies such default and requires the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; or (5) certain events of bankruptcy, insolvency or reorganization with respect to us occur.

        If an Event of Default occurs and is continuing with respect to a series of debt securities, either the Trustee or the holders of at least 25% in principal amount of the notes may declare the entire principal amount of all the notes to be immediately due and payable.

        We are required to furnish the Trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default of any of our obligations under the Indenture or, if there has been a default, specifying each default.

        The Trustee must, within 90 days after a default, give the holders of the notes notice of the default (the term default to mean the events specified above without grace periods). However, except in the case of a default in the payment of principal, premium or interest, the Trustee may withhold notice if it in good faith determines that withholding the notice is in the interest of the holders of the notes.

        The holders of a majority in outstanding principal amount of the notes have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, and to waive certain defaults. The Indenture provides that if an Event of Default occurs and is continuing, the Trustee must exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the notes unless (i) they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with the request and (ii) the Trustee in good faith reasonably determines that such exercise would involve the Trustee in personal liability for which the security and all other remedies available to the Trustee are not sufficient.

        Satisfaction and Discharge.    The Indenture provides that we generally will be discharged from our obligations under the notes if we deliver to the Trustee for cancellation all outstanding notes or if, within one year prior to or following the notes having become due or payable, whether at maturity or any redemption date, (1) we deposit with the Trustee, in trust, sufficient funds to pay the principal of, premium, if any, and any interest to stated maturity (or redemption) on the notes, (2) we pay all other sums payable with respect to the notes and (3) certain other conditions are met. Upon discharge, the holders of the notes are no longer entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the notes and replacement of mutilated, destroyed, lost or stolen debt securities, and may look only to the deposited funds.

        Such a discharge may be treated as a taxable exchange of the debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of the debt securities would recognize gain or loss as if the trust obligations, or the cash or securities deposited, had actually been received by them in exchange for their debt securities and might be required to include in income a different amount than would be includable in the absence of discharge. Prospective investors are urged to consult their own tax advisors as to the specific consequences of discharge.

        Full Defeasance.    If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the notes. We refer to this as full defeasance. To fully defease our obligations under the notes, each of the following must occur:

  •
  We must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. Government or U.S. Government agency notes or bonds that will, in the opinion of a nationally recognized accounting firm, generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

  •
  There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your notes any differently as if we did not make the deposit and continued to repay the notes ourselves. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your notes.

        We must deliver to the Trustee a legal opinion of our counsel confirming the tax law change described above. If we effected a full defeasance, you would have to rely solely on the trust deposit for payments on the notes, and would have no recourse against us for payment in the event of any shortfall.

        Covenant Defeasance.    Under current U.S. federal tax law, we can make the same type of deposit described above under "—Full Defeasance" and be released from certain restrictive covenants relating to the notes. We refer to this as covenant defeasance. In the event we effect a covenant defeasance, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

  •
  We must deposit in trust for the benefit of the holders of the notes a combination of money and U.S. Government or U.S. Government agency notes or bonds that will, in the opinion of a nationally recognized accounting firm, generate enough cash to make interest, principal and any other anticipated payments on the notes on their various due dates.

  •
  We must deliver to the Trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your notes any differently than if we did not make the deposit and continued to repay the notes ourselves.

        If we accomplish covenant defeasance with regard to the notes, the following provisions of the Indenture and the notes would no longer apply: the covenants described under "Limitation on Liens on Stock of Restricted Subsidiaries" and "Limitation on Disposition of Stock of Restricted Subsidiaries", the conditions described in clause (3) of "—Consolidation, Merger and Sales of Assets", covenants to maintain our properties and pay all taxes and claims for labor, material and supplies and our covenant to provide information to holders and prospective purchasers of the notes to permit compliance with Rule 144A in connection with resales of the notes.

        If we accomplish covenant defeasance, you can still look to us for repayment of your notes in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy or insolvency, and your notes became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Our obligations under the Indenture and the notes, other than our obligations under the covenants defeased, will remain in full force and effect. This provision is in addition to the provisions for satisfaction and discharge described above.

        Modification and Waiver.    Certain modifications and amendments of the Indenture (which, generally, either benefit or do not affect the holders of outstanding debt securities) may be made by us and the Trustee without the consent of holders of the notes. Other modifications and amendments of the Indenture require the consent of the holders of more than 66 2/3% in principal amount of the outstanding notes. However, no modification or amendment may, without the consent of the holder of each affected outstanding note, (1) change the stated maturity of the principal of, or any installment of principal of or interest on, the note, (2) reduce the principal amount of or any interest on the note, (3) change the place of payment, (4) impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after its stated maturity (or, in the case of redemption, on or after the redemption date) or (5) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults.

        The holders of not less than a majority in principal amount of the notes may on behalf of the holders of all the notes waive compliance by us with certain restrictive provisions of the Indenture. The holders of not less than a majority in principal amount of the notes may on behalf of the holders of all the notes waive any past default under the Indenture, except a default in the payment of the principal of or interest, if any, on any note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each affected outstanding note.

        Notices.    Notices to holders of the notes are given by mail to the addresses of such holders as they appear in the debt security register.

        Governing Law.    The Indenture and the notes are governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. FBL Financial has agreed that, starting on the expiration date of the exchange offer and ending one hundred and twenty days after such date, it will make this prospectus as it may be amended or supplemented from time to time available to any broker-dealer for use in connection with any such resale. In addition, until                        , 200    , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        FBL Financial will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the expiration of the exchange offer, FBL Financial will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. FBL Financial has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers. FBL Financial will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes the material United States federal income tax consequences resulting from the exchange of outstanding notes for the exchange notes by a holder. This discussion applies only to a holder of notes who holds such notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address holders of notes that may be subject to special rules. Holders that may be subject to special rules include United States expatriates, banks, thrifts or other financial institutions, regulated investment companies or real estate investment trusts, insurance companies, tax-exempt entities, S Corporations, broker-dealers or dealers in securities or currencies, traders in securities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons that hold the notes as part of a straddle, hedge, conversion or other risk reduction or constructive sale transaction and persons subject to the alternative minimum tax provisions of the Code.

        If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership owning and disposing of exchange notes.

        This summary does not discuss all of the aspects of United States federal income taxation that may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Code, United States Treasury Regulations, rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or differing interpretation, possibly with retroactive effect. FBL Financial has not requested, and does not plan to request, any rulings from the Internal Revenue Service (the "IRS") concerning the tax consequences of the exchange of the outstanding notes for the exchange notes or the ownership or disposition of the exchange notes. The statements set forth below are not binding on the IRS or on any court. Thus, FBL Financial cannot provide any assurance that the statements set forth below will not be challenged by the IRS, or that they would be sustained by a court if they were so challenged. Certain tax matters were passed upon for FBL Financial by Davis, Brown, Koehn, Shors & Roberts, P.C., in an opinion that was filed with the registration statement of which this prospectus is a part.

        You should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of exchanging the outstanding notes for the exchange notes.

The Exchange

        The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will be passed upon for FBL Financial by Davis, Brown, Koehn, Shors & Roberts, P.C., Des Moines, Iowa.

EXPERTS

        The consolidated financial statements and related financial statement schedules of FBL Financial appearing in FBL Financial's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which include an explanatory paragraph regarding changes by FBL Financial in its method of accounting for (i) Series C redeemable preferred stock, (ii) the subsidiary trust that issued the company-obligated mandatorily redeemable preferred stock, (iii) stock options in 2003, (iv) goodwill in 2002, and (v) derivative instruments in 2001) included therein and incorporated herein by reference. Such consolidated financial statements and related financial statement schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OFFER TO EXCHANGE

FBL FINANCIAL GROUP, INC.

$75,000,000 PRINCIPAL AMOUNT OF 5.85% SENIOR NOTES DUE 2014 OF FBL FINANCIAL GROUP, INC., WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND ALL 5.85% SENIOR NOTES DUE 2014 OF FBL FINANCIAL GROUP, INC.

PROSPECTUS

                        , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

        Sections 851 and 856 of the Iowa Business Corporation Act provide that a corporation has the power to indemnify its directors and officers against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individuals' conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of the corporation, no indemnification shall be made to such director or officer with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines that indemnification is proper under the circumstances.

        Article VIII of the Company's Restated Articles of Incorporation provides that the Company shall indemnify its directors to the fullest extent possible under the Iowa Business Corporation Act. Article V of the Company's Restated By-laws extends the same indemnity to its officers. Article VII of the Articles provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of the individual's fiduciary duty as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of section 490.833 of the Code of Iowa; and (iv) an intentional violation of criminal law.

        The Company maintains a directors' and officers' liability insurance policy to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions as set forth in the policies.

Item 21. Exhibits and Financial Data Schedules

(1)
The attached exhibit index is incorporated by reference herein.

(2)
No financial statement schedules are required to be filed herewith pursuant to this Item.

Item 22. Undertakings

          (a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (b)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (c)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (c) (1) (i) and (c) (1) (ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

          (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (e)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act Of 1933, FBL Financial Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on May 5, 2004.

FBL FINANCIAL GROUP, INC.
By:	/s/ WILLIAM J. ODDY William J. Oddy Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. ODDY William J. Oddy	Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2004
/s/ JAMES W. NOYCE James W. Noyce	Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)	May 5, 2004
Eric K. Aasmundstad	Director
* Steven L. Baccus	Director
* William C. Bruins	Director
* Jerry L. Chicoine	Director
* O. Al Christopherson	Director
* John W. Creer	Director
* Jerry C. Downin	Director

* Alan L. Foutz	Director
* Karen J. Henry	Director
* Craig D. Hill	Director
* Leland J. Hogan	Director
* Richard G. Kjerstad	Director
* G. Steven Kouplen	Director
* Craig A. Lang	Director
* David L. McClure	Director
* Keith R. Olsen	Director
* Frank S. Priestley	Director
* Kevin G. Rogers	Director
* John E. Walker	Director
* Michael S. White	Director
*By:	/s/ WILLIAM J. ODDY William J. Oddy Attorney in Fact May 5, 2004

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Oddy and Stephen M. Morain, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-4 related to registration by FBL Financial Group, Inc. of an exchange offer of $75 million face amount senior notes, and any and all amendments, including post-effective amendments, thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Executed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Eric K. Aasmundstad	Director	April , 2004
/s/ STEVEN L. BACCUS Steven L. Baccus	Director	April 27, 2004
/s/ WILLIAM C. BRUINS William C. Bruins	Director	April 21, 2004
/s/ JERRY L. CHICOINE Jerry L. Chicoine	Director	April 20, 2004
/s/ O. AL CHRISTOPHERSON O. Al Christopherson	Director	April 30, 2004
/s/ JOHN W. CREER John W. Creer	Director	April 20, 2004
/s/ JERRY C. DOWNIN Jerry C. Downin	Director	April 20, 2004
/s/ ALAN L. FOUTZ Alan L. Foutz	Director	April 30, 2004
/s/ KAREN J. HENRY Karen J. Henry	Director	April 20, 2004

/s/ CRAIG D. HILL Craig D. Hill	Director	April 20, 2004
/s/ LELAND J. HOGAN Leland J. Hogan	Director	April 20, 2004
/s/ RICHARD G. KJERSTAD Richard G. Kjerstad	Director	April 20, 2004
/s/ G. STEVEN KOUPLEN G. Steven Kouplen	Director	April 20, 2004
/s/ CRAIG A. LANG Craig A. Lang	Director	April 20, 2004
/s/ DAVID L. MCCLURE David L. McClure	Director	April 23, 2004
/s/ WILLIAM J. ODDY William J. Oddy	Director	April 20, 2004
/s/ KEITH R. OLSEN Keith R. Olsen	Director	April 20, 2004
/s/ FRANK S. PRIESTLEY Frank S. Priestley	Director	April 26, 2004
/s/ KEVIN G. ROGERS Kevin G. Rogers	Director	April 20, 2004
/s/ JOHN E. WALKER John E. Walker	Director	April 20, 2004
/s/ MICHAEL S. WHITE Michael S. White	Director	April 20, 2004

EXHIBIT INDEX

Exhibit Number
3	(i)(a)	Restated Articles of Incorporation, filed with Iowa Secretary of State March 19, 1996(E)
3	(i)(b)	Articles of Amendment, Designation of Series A Preferred Stock, filed with Iowa Secretary of State April 30, 1996(E)
3	(i)(c)	Articles of Amendment, Designation of Series B Preferred Stock, filed with Iowa Secretary of State May 30, 1997(E)
3	(i)(d)	Articles of Correction, filed with Iowa Secretary of State October 27, 2000(E)
3	(i)(e)	Articles of Amendment, Designation of Series C preferred Stock, filed with Iowa Secretary of State December 29, 2000(E)
3	(i)(f)	Articles of Amendment, filed with Iowa Secretary of State May 15, 2003(E)
3	(ii)	First Restated Bylaws, adopted May 14, 2003(E)
4.1		Form of Class A Common Stock Certificate of the Registrant(A)
4.2		Form of Stockholders' Agreement Regarding Management and Transfer of Shares of Class B Common Stock dated as of May 1, 1996(A)
4.3
Certificate of Trust; Declaration of Trust of FBL Financial Group Capital Trust dated May 30, 1997, including in Annex I thereto the form of Trust Preferred Security and the form of Trust Common Security; Subordinated Deferrable Interest Note Agreement dated May 30, 1997 between FBL Financial Group, Inc. and FBL Financial Group Capital Trust, including therein the form of Subordinated Deferrable Interest Note; Preferred Securities Guarantee Agreement of FBL Financial Group, Inc. dated May 30, 1997(B)
4.4	(a)	Master Transaction Agreement between Federal Home Loan Bank of Des Moines and Farm Bureau Life Insurance Company dated July 9, 2003(F)
4.4	(b)	Advance Agreement between Federal Home Loan Bank of Des Moines and Farm Bureau Life Insurance Company dated September 17, 2003(F)
4.5		Credit Agreement and related Schedules and Exhibits dated as of December 18, 2003 between FBL Financial Group, Inc. and LaSalle Bank National Association(F)
4.5	(a)	Amendment No. 1 to Credit Agreement dated as of April 1, 2004 between FBL Financial Group, Inc. and LaSalle Bank National Association and Bankers Trust Company, N.A.
4.6		Indenture, dated as of April 12, 2004, between FBL Financial Group, Inc. and Deutsche Bank Trust Company Americas as Trustee
4.7		Registration Rights Agreement among FBL Financial Group, Inc., Keefe Bruyette & Woods and ABN AMRO Incorporated dated April 12, 2004
4.8		Form of 5.85% Senior Note Due 2014
4.9		Form of Letter of Transmittal relating to the 5.85% Senior Notes Due 2014
4.10		Form of Letter to Broker-Dealers and Other Nominees relating to the 5.85% Senior Notes Due 2014
4.11		Form of Letter to Clients from Broker-Dealers relating to the 5.85% Senior Notes Due 2014
4.12		Form of Instructions from Beneficial Owners relating to the 5.85% Senior Notes Due 2014
4.13		Form of Notice of Guaranteed Delivery relating to the 5.85% Senior Notes Due 2014

5	Opinion of Davis, Brown, Koehn, Shors & Roberts, P.C. as to the legality of the 5.85% Senior Notes Due 2014 being registered
8	Opinion of Davis, Brown, Koehn, Shors & Roberts, P.C. as to certain tax matters
10.1	Form of Amended and Restated 1996 Class A Common Stock Compensation Plan containing all amendments adopted through May 14, 2003(G)*
10.2	Trademark License from the American Farm Bureau Federation to Farm Bureau Life Insurance Company dated May 20, 1987(A)
10.3	Membership Agreement between American Farm Bureau Federation to the Iowa Farm Bureau Federation dated February 13, 1987(A)
10.4	Form of Royalty Agreement with Farm Bureau organizations(A)
10.7	Form of Services Agreement between FBL Financial Group, Inc. and Farm Bureau Management Corporation, dated as of January 1, 1996(A)
10.8	Management Services Agreement between FBL Financial Group, Inc. and Farm Bureau Mutual effective as of January 1, 2003(G)
10.10	Management Performance Plan (1996) sponsored by Farm Bureau Mutual Insurance Company(A)*
10.14	Lease Agreement dated as of March 31, 1998 between IFBF Property Management Inc., FBL Financial Group, Inc. and Farm Bureau Mutual Insurance Company(C)
10.15	Building Management Services Agreement dated as of March 31, 1998 between IFBF Property Management, Inc. and FBL Financial Group, Inc.(C)
10.16	Coinsurance Agreement between EquiTrust Life Insurance Company and American Equity Investment Life Insurance Company, dated December 29, 2003(G)
12	Statement re Computation of Ratios of Earnings to Fixed Charges
21	Subsidiaries of FBL Financial Group, Inc.(G)
23.1	Consent of Independent Auditors—Ernst & Young LLP
23.2	Consent of Davis, Brown, Koehn, Shors & Roberts P.C. (included in Exhibit 5)
23.3	Consent of Davis, Brown, Koehn, Shors & Roberts P.C.(included in Exhibit 8)
24.1	Power of Attorney for FBL Financial Group, Inc. (See page II-5 of this registration statement)
25.1	Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas

*
exhibit relates to a compensatory plan for management or directors

Incorporated by reference to:

  (A)
  Form S-1 filed on July 11, 19996, File No. 333-04332

  (B)
  Form 8-K filed on June 6, 1997, File No. 001-11917

  (C)
  Form 10-Q for the period ended March 31, 1998, File No. 001-11917

  (D)
  Form 10-Q for the period ended June 30, 2002, File No. 001-11917

  (E)
  Form 10-Q for the period ended June 30, 2003, File No. 001-11917

  (F)
  Form 10-Q for the period ended September 30, 2003, file No. 001-11917

  (G)
  Form 10-K for the period ended December 31, 2003, file No. 001-11917

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Terms of the Exchange Notes
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELECTED CONSOLIDATED FINANCIAL DATA(1)
THE EXCHANGE OFFER
DESCRIPTION OF THE EXCHANGE NOTES
PLAN OF DISTRIBUTION
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX